                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): April 24, 2001

                           Lucent Technologies Inc.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                         1-11639                       22-3408857
 ----------------------------             ------------                -------------------
 (State or Other Jurisdiction             (Commission                    (IRS Employer
       of Incorporation)                  File Number)                Identification No.)

600 Mountain Avenue, Murray Hill, NJ                                          07974
--------------------------------------                                      ----------
(Address of Principal Executive Office)                                     (Zip Code)

Registrant's telephone number, including area code                         908-582-8500
                                                                          --------------

                                       N/A
-------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 9. REGULATION FD DISCLOSURE

        Earnings Highlights furnished pursuant to Regulation FD.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  By: /s/ Martina Hund-Mejean
                                                      -------------------------
                                                          Martina Hund-Mejean


Dated:  April 24, 2001

[LUCENT TECHNOLOGIES LOGO]

HIGHLIGHTS
--------------------------------------------------------------------------------

INFORMATION                                                 APRIL 24, 2001
-------------
FOR INVESTORS



            SEQUENTIAL IMPROVEMENT FOR THE SECOND FISCAL QUARTER 2001

           PRO FORMA REVENUE FROM CONTINUING OPERATIONS ROSE 35.9% TO $5,915 MILLION AND PRO FORMA LOSS PER SHARE FROM CONTINUING OPERATIONS
            IMPROVED 5% TO $0.37, FROM THE FIRST FISCAL QUARTER 2001

Lucent Technologies reported sequential improvement on pro forma revenues and loss per share from continuing operations in the second fiscal quarter ended March 31, 2001 from its first fiscal quarter 2001. Sequentially, pro forma revenue from continuing operations increased 35.9% to $5,915 million and pro forma basic and diluted loss per share from continuing operations improved 5% to $0.37 from the first fiscal quarter ended December 31, 2000.

Lucent's results for the second fiscal quarter 2001 were significantly impacted by Winstar and the write-downs of certain equity investments, which totaled $0.15 per share. Lucent has fully reserved for its loans to Winstar, which recently announced that it is seeking protection under the U.S. Bankruptcy Code.

Compared to the year ago quarter, pro forma revenue from continuing operations for the second fiscal quarter ended March 31, 2001 decreased 17.3% to $5,915 million from $7,154 million. Pro forma basic and diluted loss per share from continuing operations for the second fiscal quarter ended March 31, 2001 was $0.37 or a $1,262 million loss. This compares with pro forma diluted earnings per share from continuing operations of $0.16, or $509 million of earnings in the year-ago quarter.

Pro forma results from continuing operations for the March 31, 2001 quarter exclude Agere, amortization of goodwill and other acquired intangibles and business restructuring and one-time charges. Pro forma results from continuing operations for the March 31, 2000 quarter exclude Agere, power systems business, Avaya, the results of the consumer products business and amortization of goodwill and other acquired intangibles.

On an as reported basis, revenue from continuing operations in the current quarter decreased 18.2% to $5,915 million from $7,230 million in the quarter ended March 31, 2000. After including

$2,710 million of business restructuring and one-time charges, $249 million of goodwill and other acquired intangibles amortization and a $308 million net loss from discontinued operations (which includes an estimated net loss on disposal of $162 million), Lucent's as reported results for the quarter were a net loss of $3,688 million, or $1.08 basic and diluted loss per share, compared with as reported net income of $755 million, or earnings of $0.23 per diluted share in the year-ago quarter.

In addition, the company announced significant progress with its comprehensive business restructuring plan to streamline its operations, reduce its cost structure and improve working capital.

"Lucent delivered much-improved performance in the quarter, despite continued softness in several key markets worldwide," said Lucent Technologies Chairman and Chief Executive Officer Henry Schacht. "We saw particular strength from large service providers around the world. We continue to aggressively execute on our comprehensive business restructuring program, which, coupled with the continued positive momentum we are seeing in revenues, is a major step forward in Lucent's turnaround."

PROGRESS ON THE SEVEN-POINT RESTRUCTURING PROGRAM

During the quarter, Lucent made significant progress with its comprehensive seven-point restructuring program to drive costs out of the business and put Lucent back on track.

1) In the second fiscal quarter, Lucent recorded a $2.7 billion business restructuring charge and other one-time charges, which exceed the range of $1.2 billion to $1.6 billion that was originally anticipated, due to more aggressive product rationalization and the associated asset write-offs. Lucent will continue to review its internal processes and product portfolio throughout fiscal year 2001, which may result in additional cost structure improvements and associated restructuring charges.

2) Lucent is aggressively working to reduce its annual expenses by $2 billion through headcount reductions, product rationalizations, reduced financing costs and decreased discretionary spending. During the quarter, excluding vendor financing costs, Lucent reduced its operational expenses by approximately $75 million ($300 million on an annualized basis). The company expects these savings to accelerate in the third and fourth quarters when the impacts of the headcount reductions and the product rationalizations are fully realized. Lucent believes it is on target to achieve the $2 billion annualized savings, excluding further significant vendor financing reserves.

3) Lucent's work force reduction plans are on track. Of the planned work force reduction of 10,000, approximately 2,000 employees have already been removed from Lucent's payroll and an additional 8,000 will be off payroll by our July earnings announcement. These force reductions are primarily related to duplication in marketing, sales and corporate center functions, pruning of the product portfolio and reduced volume in certain manufacturing locations and Lucent's services business. In addition, 2,200 contractor positions have been eliminated.

4) The company is on track with its contract manufacturing plans and has received bids for its manufacturing operations in Oklahoma City and Columbus, Ohio. In addition, the company is expanding the scope of its plans to include locations outside the United States.

5) During the quarter, Lucent improved its working capital performance by $1.5 billion excluding the business restructuring charges and other inventory reserves. Lucent appointed an executive, who reports to Deborah Hopkins, Lucent's chief financial officer, to lead a company wide program to reduce working capital through aggressive management of inventory and accounts receivables across all product units. The company has also engaged outside consultants to accelerate the effort. Because of the success that was achieved in the quarter, the company is considering increasing the target for working capital improvement for the year.

6) For the second fiscal quarter, Lucent reduced its capital spending $100 million more than was originally planned. The company is on track to reduce its fiscal-year capital spending by $400 million from previously planned levels.

7) In February, Lucent completed negotiations for $6.5 billion in credit facilities to provide the financial resources and the financial flexibility to successfully execute its comprehensive turnaround. As part of the Agere initial public offering (IPO), Agere Systems Inc. assumed $2.5 billion of the facilities, as planned. In early April, the overallotment option associated with the Agere IPO was exercised, which further reduced Lucent's debt by $519 million.

"As we've said, fiscal year 2001 is a transition and rebuilding year for Lucent," said Schacht. "Despite market conditions, we expect modest sequential improvement on the top line and, as we've said previously, we expect greater sequential improvement on the bottom line from the 37 cents pro forma loss per share we reported this quarter, as we feel the full impact of the business restructuring program in the third and fourth fiscal quarters of 2001."

OPTICAL FIBER
-------------

On March 12, 2001, Lucent announced its plans to pursue strategic alternatives for its optical fiber business and is currently reviewing several bids.

PRO FORMA REVENUE FROM CONTINUING OPERATIONS BY SEGMENT (SEE NOTE E) (UNAUDITED; $ IN MILLIONS)

                           ----------------------------------------------------
                                           THREE MONTHS ENDED
                           ----------------------------------------------------
                            03/31/01   12/31/00     CHANGE*  03/31/00   CHANGE*
-------------------------------------------------------------------------------
PRODUCTS                      $4,786     $3,363      42.3%    $5,939    (19.4%)
SERVICES                       1,106        921      20.1%     1,111     (0.5%)
OTHER                             23         70    (67.1%)       104    (77.9%)
                           ----------------------------------------------------
PRO FORMA REVENUE FROM
  CONTINUING OPERATIONS       $5,915     $4,354      35.9%    $7,154    (17.3%)
--------------------------------------------------------------------------------
* Change between the pro forma 3-month periods ending 3/31/01 and 12/31/00, and 3/31/01 and 3/31/00, respectively.

PRO FORMA REVENUE FROM CONTINUING OPERATIONS for the second fiscal quarter of 2001 increased $1,561 million or 35.9% from the first fiscal quarter 2001 of $4,354 million. Revenues from within the United States increased approximately 52.9% from first fiscal quarter of 2001. Revenues generated outside the United States increased approximately 8.0% from first fiscal quarter 2001 and represented approximately 30.1% of total revenue.

Compared to the year-ago quarter, revenue decreased $1,239 million or 17.3% for the second fiscal quarter 2001. Revenues from the United States decreased approximately 14.3% compared to the year-ago quarter. Revenue generated outside the United States decreased by approximately 23.5% in comparison to the year-ago quarter.

Revenue from the PRODUCTS segment increased $1,423 million or 42.3% from the first fiscal quarter 2001 of $3,363 million. Revenues were primarily driven by sales to large service providers in North America and Europe. Revenues from within the United States increased approximately 68.2% despite the industry-wide slowdown in capital spending and significant decline in the CLEC market. Revenues generated outside the United States increased approximately 4.0% representing 29.5% of total Product segment revenues. Revenues increased across all product lines during the quarter driven by strong improvements in optical, data, switching and wireless.

Compared to the year-ago quarter, revenues from the Products segment decreased $1,153 million or 19.4% in the second fiscal quarter 2001 primarily due to overall market conditions which were much more robust in the year-ago quarter. Revenues outside the U.S. decreased 28.3% over the year ago quarter.

Revenue from the SERVICES segment increased $185 million or 20.1% from the first fiscal quarter 2001 of $921 million. Revenues from within the United States increased 12.4% from the first fiscal quarter 2001. Revenues generated from outside the United States increased 38.0% and represented approximately 34.5% of total Service revenue.

Compared to the year-ago quarter, revenue from Services decreased $5 million or 0.5%. Revenues from within the United States decreased 5.7% in the second fiscal quarter of 2001. Revenues outside the United States increased 11% compared to the year-ago quarter.

RESULTS OF OPERATIONS DISCUSSION AND RELATED ITEMS FOR PRO FORMA CONTINUING OPERATIONS

GROSS MARGIN for the quarter increased $353 million sequentially from the first fiscal quarter 2001, and decreased by $1,872 million compared with the year-ago quarter. As a percentage of revenue, gross margin for the quarter was 17.5%, a sequential increase of 1.8 points and a decrease of 23.1 points over the year-ago quarter. Gross margin continues to be constrained by product mix, including the introduction of newer products with lower margins, and the costs associated with an infrastructure built for a larger revenue base. In this quarter, gross margin was also impacted by the write-downs related to obsolete inventory and contract settlements.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased $305 million or 19.1% from first fiscal quarter 2001, and increased $671 million or 54.6% compared with the year-ago quarter with the increase primarily related to Winstar.

RESEARCH AND DEVELOPMENT EXPENSES decreased $42 million or 4.2% from the first fiscal quarter 2001, and increased $131 million or 15.6% compared with the year-ago quarter. The increase from the year-ago quarter was driven by new product development, particularly in internet infrastructure, optical networking, and next-generation wireless.

OTHER EXPENSE for the quarter increased by $45 million from year-ago quarter primarily due to losses of approximately $145 million related to write-downs of certain equity investments, offset by interest income.

INTEREST EXPENSE for the quarter increased $72 million or 88.9% compared with the year-ago quarter due to higher debt and interest rates.

PRO FORMA EFFECTIVE INCOME TAX RATE for the current quarter was a benefit rate of 38.9% as compared to 37.4% in the first fiscal quarter 2001 and a provision rate of 30.0% in the year-ago quarter. The change in the effective income tax rate is primarily attributable to the tax effect of non-U.S. activities as well as the impact of research tax credits, which increase the effective tax rate when applied to a pre-tax loss and decrease the effective tax rate when applied to pre-tax income.

BALANCE SHEET DISCUSSION AND RELATED ITEMS

TOTAL ASSETS decreased $4.6 billion or 9.4% from December 31, 2000 and $3.4 billion or 7.1% from September 30, 2000. The decrease compared to December 31, 2000 was primarily from lower cash balances, receivables and business restructuring related asset write-downs. The decrease compared to September 30, 2000 was also attributable to business restructuring related asset write-downs and improvement in receivables, offset in part by an increase in inventory.

During the second fiscal quarter, the Company's balance sheet was impacted for business restructuring related asset write-downs by $1,900 million. The write-downs were primarily related to goodwill of $835 million, inventory of $536 million and other assets of $240 million.

Receivables improvement was primarily related to the Company's focus in the current year to better manage its receivables. This has yielded better collections and lower days sales outstanding (a decrease of 62 days, using a two-point average, compared to December 31, 2000).

Sequentially, inventory levels declined about $272 million, which includes write-offs primarily associated with the business restructuring, and increased by $1.0 billion compared to September 30, 2000. As part of the Company's working capital initiatives, Lucent expects to see improvements in inventory management in the second half of the year.

TOTAL LIABILITIES decreased $909 million or 4.0% from December 31, 2000 and increased $727 million or 3.4% from September 30, 2000. The decrease compared to December 31, 2000 was primarily related to lower deferred income taxes resulting from tax benefits associated with the business restructuring and related asset impairment charge of $2.7 billion. Additionally, decreases in accounts payable of $247 million and other liabilities of $393 million were offset by business restructuring reserves of approximately $670 million.

Sequentially, debt maturing in one year decreased by $2.7 billion. During the quarter, the Company drew down approximately $3.0 billion from its $6.5 billion of credit facilities. The proceeds were used to repay existing debt amounts that came due during the quarter. $2.5 billion borrowing was under the facility to be assumed by Agere and is classified in the Consolidated Balance Sheet as a component of net current liabilities from discontinued operations.

The increase compared to September 30, 2000 was primarily due to net liabilities from discontinued operations and business restructuring reserves at March 31, 2001, offset in part by lower accounts payable balances.

DEBT TO CAPITAL RATIO The Company's debt to capital ratios were 19.6%, 23.9% and 19.9% at March 31, 2001, December 31, 2000, and September 30, 2000,
respectively. Debt ratio is defined as the ratio of total debt to total capital (debt plus equity).

NET DEBT TO CAPITAL RATIO The Company's net debt to total capital ratios were 15.2%, 14.2% and 16.1% at March 31, 2001, December 31, 2000, and September 30,
2000, respectively. The net debt to total capital ratio is defined as the ratio of total debt less cash to total capital less cash.

CURRENT RATIO The Company's current ratios were 1.6x, 1.8x and 2.0x at March 31, 2001, December 31, 2000, and September 30, 2000, respectively. Current ratio is defined as the ratio of current assets to current liabilities.

TOTAL SHAREOWNERS' EQUITY was $22.1 billion at March 31, 2001, a decrease of $3.7 billion or 14.3% and $4.1 billion or 15.7% compared to December 31, 2000 and September 30, 2000, respectively. The decrease in both periods is primarily from the net losses incurred in the first two quarters of the current fiscal year.

TOTAL EMPLOYMENT at March 31, 2001 was approximately 104,000 for Continuing Lucent (excluding Agere).

PRO FORMA RESULTS FROM CONTINUING OPERATIONS
(UNAUDITED; AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                               -----------------------------------------------------------------
                                                                                       THREE MONTHS ENDED
                                                               -----------------------------------------------------------------
                                                               AS REPORTED                      PRO FORMA*
                                                               -----------------------------------------------------------------
                                                                03/31/01  03/31/01    12/31/00    CHANGE** 03/31/00    CHANGE**
--------------------------------------------------------------------------------------------------------------------------------
REVENUE                                                         $ 5,915   $ 5,915     $ 4,354       35.9%  $ 7,154       (17.3%)
COSTS (including business restructuring related charges for       5,416     4,880       3,672       32.9%    4,247        14.9%
inventory of $536)
GROSS MARGIN                                                        499     1,035         682       51.8%    2,907       (64.4%)
   Selling, general and administrative, before amortization of    1,899     1,899       1,594       19.1%    1,228        54.6%
     Goodwill and other acquired intangibles
   Amortization of goodwill and other acquired intangibles          249      --          --          NA      --           NA
                                                                ---------------------------------------------------------------
   SELLING, GENERAL AND ADMINISTRATIVE (SG&A)                     2,148     1,899       1,594       19.1%    1,228      54.6%
   RESEARCH AND DEVELOPMENT                                         970       970       1,012       (4.2%)     839      15.6%
   BUSINESS RESTRUCTURING CHARGES AND RELATED
     ASSET IMPAIRMENTS                                            2,174      --          --          NA       --         NA
TOTAL OPERATING EXPENSES                                          5,292     2,869       2,606       10.1%    2,067      38.8%
OPERATING INCOME (LOSS)                                          (4,793)   (1,834)     (1,924)       4.7%      840       NM
OTHER EXPENSE, NET                                                  (77)      (77)        (40)     (92.5%)     (32)      NM
INTEREST EXPENSE                                                    153       153         127       20.5%       81      88.9%
INCOME (LOSS) FROM CONTINUING OPERATIONS                         (5,023)   (2,064)     (2,091)      (1.3%)     727       NM
  BEFORE (BENEFIT) PROVISION FOR INCOME TAXES
(BENEFIT) PROVISION FOR INCOME TAXES                             (1,643)     (802)       (782)       2.6%      218       NM
INCOME (LOSS) FROM CONTINUING OPERATIONS                         (3,380)   (1,262)     (1,309)       3.6%      509       NM
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS***           (0.99)    (0.37)      (0.39)       5.1%     0.16       NM
EFFECTIVE TAX RATE (%) - CONTINUING OPERATIONS                     32.7%     38.9%       37.4%      1.5 pts   30.0%   8.9 pts
LOSS FROM DISCONTINUED OPERATIONS, NET                             (308)     --          --           --      --         NA
LOSS PER SHARE FROM DISCONTINUED OPERATIONS***                    (0.09)     --          --           --      --         NA
NET LOSS                                                         (3,688)     --          --           --      --         NA
LOSS PER SHARE***                                                 (1.08)     --          --           --      --         NA
--------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES***                                      3,400.8     3,400.8     3,387.2      NA      3,273.7     NA
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes
Certain prior period amounts have been reclassified to conform to the current period presentation.
* The pro forma results from continuing operations for the three months ended March 31, 2001 exclude the results of Agere, amortization of goodwill and other acquired intangibles and business restructuring and one-time charges. In second fiscal quarter 2001, total business restructuring and one-time charges include inventory write-downs of $536, which are recorded as a component of Costs. The pro forma results from operations for the three months ended March 31, 2000 exclude Agere, power systems business, Avaya, and Lucent's Consumer Products business, which was sold in March 2000.
** Change between the pro forma 3-month periods ended 03/31/01 and 12/31/00, and 03/31/01 and 03/31/00, respectively.
*** As a result of the loss reported from continuing operations for the three months ended March 31, 2001 and December 31, 2000, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would offset the loss. Represents diluted earnings per share for March 31, 2000.
NA - not applicable
NM - not meaningful

CONSOLIDATED BALANCE SHEETS
(UNAUDITED; $ IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                         --------------------------------
                                                         03/31/01    12/31/00     9/30/00
-----------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                $  1,402    $  3,814    $  1,467
Receivables less allowance of $588, $535 and $479           6,136       6,612       8,782
Inventory, net                                              6,119       6,391       5,100
Contracts in process, net                                   1,572       1,691       1,881
Deferred income taxes, net                                  1,623       1,109       1,101
Other current assets                                        1,967       1,900       1,575
Net current assets from discontinued operations              --           394         634
Total current assets                                       18,819      21,911      20,540
Property, plant and equipment, net                          5,078       5,144       5,046
Prepaid pension costs                                       6,486       6,220       6,238
Goodwill and other acquired intangibles, net                5,123       6,206       6,463
Other assets                                                3,260       3,748       3,593
Net assets from discontinued operations                     5,361       5,495       5,632
Total Assets                                             $ 44,127    $ 48,724    $ 47,512

LIABILITIES
Accounts payable                                         $  2,055    $  2,302    $  2,583
Payroll and benefit-related liabilities                     1,318       1,011       1,010
Debt maturing within one year                               2,314       5,015       3,468
Other current liabilities                                   4,256       3,625       3,099
Net current  liabilities from discontinued operations       2,101        --          --
Total current liabilities                                  12,044      11,953      10,160
Post-retirement and post-employment benefit                 5,140       5,060       5,395
liabilities
Long-term debt                                              3,056       3,050       3,030
Deferred income taxes, net                                    324       1,017       1,203
Other liabilities                                           1,503       1,896       1,552
Total Liabilities                                          22,067      22,976      21,340

SHAREOWNERS' EQUITY
Common stock*                                                  34          34          34
Additional paid-in capital                                 20,599      20,490      20,390
Guaranteed ESOP obligations                                    (3)         (9)        (16)
Retained earnings                                           1,912       5,668       6,129
Accumulated other comprehensive income (loss)                (482)       (435)       (365)
Total Shareowners' Equity                                  22,060      25,748      26,172

Total Liabilities and Shareowners' Equity                $ 44,127    $ 48,724    $ 47,512
-----------------------------------------------------------------------------------------

See accompanying notes
*    $0.01 per share par value; 10,000,000,000 authorized shares; 3,401,539,700 issued and outstanding on 03/31/01, 3,391,491,521 issued and outstanding shares on 12/31/00 and 3,384,332,104 issued and outstanding on 9/30/00.

13


             PRO FORMA QUARTERLY RESULTS FROM CONTINUING OPERATIONS* (UNAUDITED; AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                                         SIX MONTHS      FISCAL YEAR
                                                     ---------THREE MONTHS ENDED---------                  ENDED             ENDED
                                          ----------------------------------------------------------------------------------------
                                          03/31/01  12/31/00   9/30/00   6/30/00   3/31/00  12/31/99  03/31/01  03/31/00   9/30/00
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE                                   $  5,915  $  4,354  $  7,172  $  7,412  $  7,154  $  6,929  $ 10,269  $ 14,083  $ 28,667
COSTS                                        4,880     3,672     4,745     4,278     4,247     3,791     8,552     8,038    17,061
GROSS MARGIN                                 1,035       682     2,427     3,134     2,907     3,138     1,717     6,045    11,606
OPERATING EXPENSES
   SELLING, GENERAL AND ADMINISTRATIVE       1,899     1,594     1,532     1,253     1,228     1,093     3,493     2,321     5,106
   RESEARCH AND DEVELOPMENT                    970     1,012       783       801       839       744     1,982     1,583     3,167
TOTAL OPERATING EXPENSES                     2,869     2,606     2,315     2,054     2,067     1,837     5,475     3,904     8,273
OPERATING (LOSS) INCOME                     (1,834)   (1,924)      112     1,080       840     1,301    (3,758)    2,141     3,333
OTHER (EXPENSE) INCOME, NET                    (77)      (40)       (7)      103       (32)       67      (117)       35       131
INTEREST EXPENSE                               153       127       105        77        81        79       280       160       342
(LOSS) INCOME FROM CONTINUING OPERATIONS    (2,064)   (2,091)     --       1,106       727     1,289    (4,155)    2,016     3,122
  BEFORE TAXES
(BENEFIT) PROVISION FOR INCOME TAXES          (802)     (782)       11       330       218       333    (1,584)      551       892
(LOSS) INCOME FROM CONTINUING OPERATIONS    (1,262)   (1,309)      (11)      776       509       956    (2,571)    1,465     2,230
(LOSS) EARNINGS PER SHARE FROM CONTINUING    (0.37)    (0.39)     --        0.23      0.16      0.29     (0.76)     0.45      0.67
 OPERATIONS **
-----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES**                  3,400.8   3,387.2   3,349.2   3,331.2   3,273.7   3,268.0   3,394.0   3,271.3   3,325.9
-----------------------------------------------------------------------------------------------------------------------------------
EFFECTIVE TAX RATE - CONTINUING               38.9%     37.4%     --        29.8%     30.0%     25.8%     38.1%     27.3%     28.6%
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes
Certain prior period amounts have been reclassified to conform to the current period presentation
* The pro forma results from continuing operations exclude Agere, power systems business, Consumer Products, amortization of goodwill and other acquired intangibles, and one-time events, including purchased in-process research and development, and business restructuring and one-time charges. (See Notes D and G)
** Represents basic and diluted loss per share for the three months ended March 31, 2001 and December 31, 2000 and the six months ended March 31, 2001. As a result of the loss reported in these periods potentially dilutive securities have been excluded from the calculation of loss per share because their effect would be anti-dilutive. Diluted earnings per share is presented for the remaining periods.

NOTES TO CONSOLIDATED FINANCIAL SCHEDULES
-----------------------------------------

A)   AGERE

On April 2, 2001, Lucent's microelectronics business, named Agere Systems Inc. ("Agere"), completed an initial public offering ("IPO") of 600 million shares of Agere Class A common stock, resulting in net proceeds of $3,440 million. In addition, on April 2, 2001, the overallotment option to purchase 90 million shares of Agere Class A common stock was exercised, which reduced Lucent's debt by $519 million. This transaction will result in a gain of approximately $140 million, which has been included in calculating the estimated net loss on disposal of Agere. With the exercise of the overallotment option and the initial offering of 600 million shares, 690 million shares of Agere Class A common stock and 945.1 million shares of Agere Class B common stock are outstanding. The Class B shares are solely owned by Lucent, representing approximately 58% ownership of Agere. Lucent plans to distribute the remaining shares through a tax-free distribution to its shareholders by the end of fiscal year 2001.

B)   CREDIT FACILITY

On February 22, 2001, Lucent completed arrangements for $6.5 billion of Credit Facilities with financial institutions. These Credit Facilities consist of a replacement for the 364-day $2 billion Credit Facility that expired on February 22, 2001 and a new 364-day $2.5 billion assumable Credit Facility for Agere (the "Assumable Credit Facility"). In addition to these two Credit Facilities, Lucent amended an existing $2 billion Credit Facility expiring in February 2003. Under the 364-day $2 billion Credit Facility, any loans outstanding at maturity may be extended, at Lucent's option, to February 26, 2003. Prior to the IPO, Lucent borrowed $2.5 billion under the Assumable Credit Facility, which was assumed by Agere on April 2, 2001 upon closing of the Agere IPO.

The Credit Facilities are secured by substantially all of Lucent's assets (the "Collateral"), including the pledge of the Agere stock owned by Lucent. Lucent expects the pledge of the Agere stock to be released by September 30, 2001. Certain other existing financings and obligations are, and certain future financings and obligations could be, similarly secured during the time the Collateral arrangements for the Credit Facilities are in effect.

The Credit Facilities contain affirmative and negative covenants, including financial covenants requiring the maintenance of specified, consolidated minimum net worth and minimum earnings before interest, taxes, depreciation and amortization (EBITDA). In addition, meeting a current asset ratio requirement is a condition for releasing the pledge of the Agere stock and will terminate when Lucent distributes its Agere stock to its shareowners (the "Agere Distribution"). The Agere stock can be released and the Agere distribution can occur at Lucent`s request if there is no event of default under Lucent's Credit Facilities (including compliance with the net worth, EBITDA, and current asset ratio covenants) and Lucent has received $2.5 billion of proceeds from certain non-operating sources. As of April 2, 2001, Lucent had received $519 million of such proceeds.

During the quarter ended March 31, 2001, Lucent borrowed $2.5 billion under the assumable Credit Facility. On April 2, 2001, the Agere IPO was consummated and Agere assumed the assumable Credit Facility, including the $2.5 billion borrowed by Lucent, which has been


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

reflected in the net current liabilities of discontinued operations at March 31, 2001. In addition, as of March 31, 2001, Lucent had borrowed $500 million under its remaining $4 billion Credit Facilities. The $3 billion proceeds were primarily used to pay down Lucent's commercial paper balances as they became due during the quarter.

C)  BUSINESS RESTRUCTURING CHARGES AND RELATED ASSET IMPAIRMENTS

On January 24, 2001, Lucent announced a restructuring plan to exit certain non-strategic businesses and to streamline its cost structure in various other Company businesses and corporate operations. In connection with the plan, Lucent recorded in the current fiscal quarter a pre-tax charge to earnings of $2,710 million, which includes restructuring costs of $810 million and asset write-downs of $1,900 million. The asset write-downs were primarily related to goodwill of $835 million, inventory of $536 million and other assets of $240 million.

D)  DISCONTINUED OPERATIONS

By September 30, 2001, Lucent expects to complete the spinoff of Agere and has accounted for the financial results of that business as discontinued operations. In the current fiscal quarter, Lucent recorded a net loss from discontinued operations of $308 million. The net loss is composed of the loss from Agere's operations for the second fiscal quarter, estimated costs directly associated with the disposition and Lucent's share of the estimated future net losses of the microelectronics business through the planned spin date, partially offset by an extraordinary gain associated with Lucent's debt exchange on April 2, 2001.

Please note that the discontinued operations financial information presented by Lucent will differ from the information reported by Agere because of different assumptions and allocations required to be made by the two companies. For more information on Agere Systems' second fiscal quarter results, see their press release issued April 24, 2001.

E) REPORTABLE SEGMENTS

The segment data included below has been restated to exclude amounts related to the discontinued operations.

Lucent operates in the global telecommunications networking industry and designs, develops, manufactures and services communication systems, software and related products. Lucent's operations include two reportable segments: Products and Services. Products provides public networking systems and software to telecommunications service providers and public network operators around the world, and optical fiber for applications in the communications and computing industries. Services include the full life cycle of planning and design, consulting and integration support services, as well as network engineering, provisioning, installation and warranty support.

The primary financial measure is contribution margin, which includes the revenues, costs and expenses directly controlled by the reportable segment. Contribution margin excludes certain personnel costs, including those related to pension and post-retirement, and certain other costs related to shared services, such as general corporate functions and regional sales and marketing, which are managed on a common basis in order to realize economies of scale and efficient use of resources.


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

PRO FORMA CONTRIBUTION MARGIN (LOSS) FROM CONTINUING OPERATIONS BY SEGMENT (UNAUDITED; $ IN MILLIONS)

                                  ----------------------------------------------
                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                  ----------------------------------------------
                                   03/31/01    03/31/00    03/31/01    03/31/00
--------------------------------------------------------------------------------
PRODUCTS                             ($684)      $1,391    ($1,819)      $2,869
SERVICES                              (246)         175       (333)         311
CONTRIBUTION MARGIN (LOSS) FROM       (930)       1,566     (2,152)       3,180
  REPORTABLE SEGMENTS
REGIONAL OPERATING EXPENSES           (592)       (617)     (1,163)     (1,185)
OTHER                                 (312)       (109)       (443)         146
PRO FORMA OPERATING INCOME (LOSS)  ($1,834)        $840    ($3,758)      $2,141
--------------------------------------------------------------------------------

F) CUSTOMER FINANCING
(UNAUDITED; $ IN MILLIONS)

                                  DIRECT LOANS/  FINANCIAL
                                  EXTENSIONS OF  GUARANTEES     TOTAL
                                     CREDIT
----------------------------------------------------------------------
MARCH 31, 2001
MAXIMUM COMMITMENT                   $5,333       $1,612       $6,945
APPROVED BUT NOT AVAILABLE              830          109          939
AVAILABLE BUT NOT DRAWN               2,529          709        3,238
PRINCIPAL OUTSTANDING                 1,974          794        2,768
DECEMBER 31, 2000
MAXIMUM COMMITMENT                    5,709        1,806        7,515
APPROVED BUT NOT AVAILABLE            1,606          209        1,815
AVAILABLE BUT NOT DRAWN               2,260          857        3,117
PRINCIPAL OUTSTANDING                 1,843          740        2,583
SEPTEMBER 30, 2000
MAXIMUM COMMITMENT                    6,654        1,448        8,102
APPROVED BUT NOT AVAILABLE            2,121           75        2,196
AVAILABLE BUT NOT DRAWN               3,270          602        3,872
PRINCIPAL OUTSTANDING                 1,263          771        2,034
----------------------------------------------------------------------

As of March 31, 2001, Lucent made commitments to extend credit to certain customers or to guarantee customer debt for an aggregate of approximately $6.9 billion, down from $7.5 billion and $8.1 billion as of December 31, 2000 and September 30, 2000, respectively. The decrease in total commitments reflect a more disciplined approach to vendor financing. Draw downs increased less than $200 million during the second fiscal quarter 2001.


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

G)  PRO FORMA RESULTS FROM CONTINUING OPERATIONS (UNAUDITED)

Pro forma loss from continuing operations for the March 31, 2001 quarter excludes Agere, amortization of goodwill and other acquired intangibles of $249 million and business restructuring charges and one-time charges of $2,710 million.

Pro forma income from continuing operations for the March 31, 2000 quarter excludes Agere, power systems business, Avaya, the results of the consumer products, and amortization of goodwill and other acquired intangibles of $43 million. Pro forma revenue for the March 31, 2000 quarter excludes external revenues of the consumer products of $76 million, which was sold during the quarter ended March 31, 2000.

Income taxes are reflected on a pro forma stand-alone basis and exclude the effect of tax benefits associated with discontinued operations and the pro forma adjustments noted above.

This document contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, control of costs and expenses, international growth, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, compliance with the covenants and restrictions of our bank credit facilities, the timely completion of the expected distribution of Agere shares to Lucent shareholders, the timely implementation of our restructuring and financial plans, general industry and market conditions and growth rates and general domestic and international economic conditions including the global economic slowdown and interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. In addition, see the prospectus filed by Agere with the SEC for a further list and description of risks and uncertainties related to Agere. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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